Exhibit 2.1
AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of the 30th day of June, 2014 (the “Closing Date”), by and among Cannabis Sativa, Inc., a Nevada corporation (“CBDS”); CBDS Merger Corp., a wholly owned subsidiary of CBDS formed or to be formed under the laws of Nevada (“Merger Co”); and Kush, a Nevada corporation (“Kush”); based on the following:

Recitals

The parties desire to enter into this agreement to set forth the terms and conditions of the corporate reorganization pursuant to which Merger Co. will be merged with and into Kush, Kush will be the surviving entity, and the issued and outstanding shares of capital stock of Kush will be converted into shares of common stock of CBDS.  The merger of Merger Co. with and into Kush and the issuance of shares of CBDS common stock are for the purpose of effecting a tax-free reorganization pursuant to Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”).

This Agreement supersedes and replaces in its entirety the Memorandum of Binding Agreement entered into between CBDS, Kush and Steven Kubby dated as of January 1, 2014.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants to be performed and benefits to be received under this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, CBDS, Merger Co. and Kush agree as follows:

ARTICLE I

MERGER

1.01           The Merger.      At the Effective Time (as defined herein) and subject to and upon the terms and conditions of this Agreement and in accordance with the Nevada Revised StatutesDGCL, Merger Co. shall be merged with and into Kush and the separate corporate existence of Merger Co. shall cease (the “Merger”).  Kush shall continue as the surviving corporation (sometimes referred to herein as the “Surviving CorporationAbacus Surviving Corporation! “) in the Merger, and as of the Effective Time shall be a wholly owned subsidiary of CBDS.  In connection with the Merger, the issued and outstanding shares of Kush common stock shall be converted into shares of CBDS common stock in the manner provided herein.

1.02.  The Closing; Effective Time.

(a)           The closing of the Merger (the “ClosingClosing  “) shall take place on the Closing Date at a mutually agreeable time and placeClosing Date.

(b)           On the Closing Date, CBDS, Merger Co. and Kush shall cause articles of merger with respect to the Merger to be properly executed, and filed with the Secretary of State of the State of Nevada.  The Merger shall become effective at such time as the articles of merger shall be duly filed with the Secretary of State of Nevada, or at such later time reflected in such articles of merger as shall be agreed upon by CBDS and Kush (the time that the Merger becomes effective, the “Effective TimeEffective Time “).

1.03.  Subsequent Actions.  If, at any time after the Effective Time, the Surviving CorporationSurviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either of the constituent corporations of the Merger, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

1.04.  Articles of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation.  Unless otherwise agreed to by CBDS and Kush prior to the Closing, at the Effective Time:

(a)           The Articles of Incorporation of Kush (the “Kush Articles of Incorporation”) Certificate of Incorporation! as in effect immediately prior to the Effective Time shall be at and after the Effective Time the articles of incorporation of the Surviving Corporation.

(b)           The Bylaws of Kush as in effect immediately prior to the Effective Time shall be at and after the Effective Time the Bylaws of the Surviving Corporation;

(c)           The officers of Merger Co. immediately prior to the Effective Time shall continue to serve in their respective offices of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal; and

(d)           The directors of Merger Co. immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

1.05.  Manner and Basis of Converting Stock.  The manner and basis of converting the shares of capital stock of Kush and Merger Co., by virtue of the Merger and without any action on the part of any holder thereof, shall be as set forth in this Section 1.05.

(a)  Subject to the terms and conditions of this Agreement, as a result of the Merger, each share of Kush Common Stock issued and outstanding immediately prior to the Effective Time and all rights in respect thereof, shall at the Effective Time, without any action on the part of any holder thereof, forthwith cease to exist and be converted into the right to receive 0.022891278 shares of CBDS common stock, par value $0.001 (the “CBDS Shares”), for an aggregate of Three Million Three Hundred Thousand Six Hundred Sixty-Seven (3,300,667) CBDS Shares being issued to the Kush shareholders in exchange for the 144,188,849 issued and outstanding shares of Kush common stock; provided, that any “Dissenting Shares” of Kush shall receive payment from Kush in lieu of such shares of CBDS Common Stock in accordance with the provisions of the Nevada Revised Statutes.  Dissenting Shares means any shares of Kush for which the holder thereof has exercised his or her dissenter’s rights under the Nevada Revised Statutes.

 Exchange Ratio  (b)  Except as otherwise provided herein, commencing immediately after the Effective Time, each certificate which, immediately prior to the Effective Time, represented issued and outstanding shares of Kush common stock shall evidence the right to receive the number of whole shares of CBDS common stock on the basis set forth in subparagraph (a) above.  Upon the surrender by the holders of Kush common stock to CBDS’s transfer agent and registrar of their Kush stock certificates, together with the investment representation letter described in Section 6.05(a) and all other documents and materials reasonably required by such transfer agent to be delivered in connection therewith, the holders of the Kush common stock shall be entitled to receive a certificate or certificates representing the number of whole shares of CBDS common stock to which they are entitled.  No scrip or fractional share certificates for CBDS common stock will be issued and any fractional shares shall be rounded up to the nearest whole share.

(c)  At the Effective Time, each share of common stock of Merger Co. issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall, without any action on the part of CBDS, forthwith cease to exist and be converted into one validly issued, fully paid and nonassessable share of Kush common stock.

1.06           Closing Events.

(a)  CBDS Deliveries.  Subject to fulfillment or waiver of the conditions set forth in Article V, CBDS shall deliver to Kush at Closing all the following:

(i)         Certificates of good standing from the Nevada Secretary of State, issued as of a date within five days prior to the Closing Date, certifying that CBDS and Merger Co. are each in good standing as corporations in the State of Nevada;

(ii)         Copies of the resolutions of CBDS’s board of directors authorizing the execution and performance of this Agreement and the contemplated transactions, certified by the secretary or an assistant secretary of CBDS as of the Closing Date;

(iii)         The certificate contemplated by Section 4.01, duly executed by the president of CBDS;

(iv)         The certificate contemplated by Section 4.02, dated the Closing Date, duly executed by the president of CBDS;

(v)         Irrevocable transfer instructions to CBDS’s transfer agent and registrar irrevocably instructing it to issue the CBDS Shares to the Kush Shareholders; and

(vi)        Copies of the resolutions of CBDS’s board of directors appointing the following persons designated by Kush to the CBDS offices indicated: Steven Kubby, Chairman and a director; and Gary Johnson, President, CEO, Secretary and a director.

  In addition to the above deliveries, CBDS shall take all steps and actions as Kush may reasonably request or as may otherwise be reasonably necessary to consummate the transactions contemplated hereby.

(b)        Kush’s Deliveries.  Subject to fulfillment or waiver of the conditions set forth in Article IV, Kush shall deliver to CBDS at Closing all the following:

(i)         A certificate of good standing from the secretary of state of Nevada, issued as of a date within five days prior to the Closing Date certifying that Kush is in good standing as a corporation in the State of Nevada;

(ii)         Copies of the resolutions of Kush’s board of directors and shareholders holding a majority of its issued and outstanding shares of common stock authorizing the execution and performance of this Agreement and the contemplated transactions, certified by the secretary or an assistant secretary of Kush as of the Closing Date;

(iii)         The certificate contemplated by Section 5.01, signed by the president of Kush;

(iv)         The certificate contemplated by Section 5.02, dated the Closing Date, and signed by the president of Kush; and

(v)  Investment representation letters in the form attached hereto as Exhibit “A” signed by Kush stockholders holding a majority of the issued and outstanding shares of Kush common stock.

In addition to the above deliveries, Kush shall take all steps and actions as CBDS may reasonably request or as may otherwise be reasonably necessary to consummate the transactions contemplated hereby.

1.07           Effect of Merger.  On the Effective Date of the Merger, Kush and Merger Co. shall cease to exist separately, and Merger Co. shall be merged with and into Kush, the Surviving Corporation, in accordance with the provisions of this Agreement and the Articles of Merger, and in accordance with the provisions of and with the effect provided in the corporation laws of the State of Nevada.  Kush, as the Surviving Corporation, shall possess all the rights, privileges, franchises, and trust and fiduciary duties, powers, and obligations, of a private as well as of a public nature, and be subject to all the restrictions, obligations, and duties of each of Kush and Merger Co.; all property, real, personal, and mixed, and all debts due to either Kush or Merger Co. on whatever account, and all other things belonging to each of Kush and Merger Co. shall be vested in Kush; all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter the property of Kush as they were of Kush and Merger Co.; the title to any real estate, whether vested by deed or otherwise, in either Kush or Merger Co. shall not revert or be in any way impaired by reason of the Merger; provided, however, that all rights of creditors and all liens on any property of either Kush or Merger Co. shall be preserved unimpaired, and all debts, liabilities, and duties of Kush and Merger Co. shall thenceforth attach to Kush and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred or contracted by Kush.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF CBDS

CBDS and Merger Co. represent and warrant to Kush that all of the statements contained in this Article II are true as of the date of this Agreement (or, if made as of a specified date, as of such date) except, in each case, as (a) set forth in the CBDS Disclosure Schedules attached to this Agreement (the “CBDS Disclosure Schedules”); or (b) as otherwise provided in this Agreement.  For purposes of the representations and warranties of CBDS and Merger Co. contained in this Article II, disclosure in any section of the CBDS Disclosure Schedules of any facts or circumstances shall be deemed to be an adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by CBDS calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties, if it is reasonably apparent on the face of the Disclosure Schedules that such disclosure is applicable.  The inclusion of any information in any section of the CBDS Disclosure Schedules by CBDS and Merger Co. shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

2.01   Organization.

(a)           CBDS is, and will be on the Closing Date, a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has and will have the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of CBDS’s articles of incorporation or bylaws, or other material agreement to which it is a party or by which it is bound.

(b)           Merger Co. will be on the Closing Date, a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and will have the corporate power and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Merger Co.’s articles of incorporation or bylaws, or other material agreement to which it is a party or by which it is bound.

2.02           Due Authorization.  CBDS and Merger Co. each has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by CBDS and Merger Co. of this Agreement have been duly and validly approved and authorized by the board of directors of CBDS and by the board of directors and sole stockholder of Merger Co. and no other actions or proceedings on the part of CBDS or Merger Co. are necessary to authorize this Agreement and the transactions contemplated hereby.  This Agreement constitutes the legal, valid and binding obligation of CBDS and Merger Co., enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other laws from time to time in effect which affect creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.03           Capitalization.     The authorized capitalization of CBDS consists of 45,000,000 shares of common stock, $0.001 par value, of which 11,714,071 shares are issued and outstanding.  The authorized capitalization of Merger Co. consists of 100,000 shares, $0.001 par value, of which 1,000 shares are issued and outstanding.  All issued and outstanding shares of CBDS and Merger Co. are legally issued, fully paid, and nonassessable and not issued in violation of the preemptive or other right of any person.  There are no dividends or other distributions due or payable with respect to any of the shares of capital stock of CBDS or Merger Co.

2.04.           SEC Reports; Financial Statements.

(a)           CBDS has filed all reports required to be filed by it with the SEC during the preceding three fiscal years, including any amendments or supplements thereto (collectively, the “CBDS SEC ReportAbacus SEC Reportss”).  The CBDS SEC Reports (i) were in all material respects prepared in accordance with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, and (ii) as of their respective filing dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  On the Closing Date, CBDS shall be current in the filing of the CBDS SEC Reports.

(b)           Included in Schedule 2.04 are the audited balance sheet of CBDS as of December 31, 2013, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows from inception on April 9, 2013 through December 31, 2013, including the notes thereto, and the accompanying report of HJ & Associates, LLC, independent certified public accountants.  Also included in Schedule 2.04 are the unaudited balance sheet of CBDS as of March 31, 2014, and the related unaudited statements of operations and cash flows for the three months then ended, including the notes thereto.

(c)           The financial statements of CBDS delivered pursuant to Section 2.04(b) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved as explained in the notes to such financial statements.  The CBDS financial statements present fairly, in all material respects, as of their respective dates, the financial condition of CBDS.  CBDS did not have, as of the date of any such financial statements, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in any financial statement or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein present fairly the assets of CBDS in accordance with generally accepted accounting principles.  The statements of operations and cash flows present fairly the financial position and results of operations of CBDS as of their respective dates and for the respective periods covered thereby.

(d)           CBDS has filed all tax returns required to be filed by it from inception to the Closing Date.  CBDS has no material liabilities with respect to the payment of any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties) accrued for or applicable to the period ended on the date of the most recent balance sheet of CBDS, except to the extent reflected on such balance sheet and adequately provided for therein, which are not yet due and payable.  CBDS has not made any election pursuant to the provisions of any applicable tax laws (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have a material adverse effect on CBDS, its financial condition, its business as presently conducted or proposed to be conducted, or any of its properties or material assets.  None of such income tax returns has been examined or is currently being examined by the Internal Revenue Service and no deficiency assessment or proposed adjustment of any such return is pending, proposed or contemplated.  There are no tax liens upon any of the assets of CBDS.  There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of CBDS.

(e)           The books and records, financial and otherwise, of CBDS and Merger Co. are in all material respects complete and correct and have been maintained in accordance with sound business and bookkeeping practices so as to accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the assets of CBDS and Merger Co.  CBDS and Merger Co. maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions have been and are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

2.05           Outstanding Convertible Notes, Warrants and Options. Neither CBDS nor Merger Co. has any outstanding stock options, warrants, calls, or commitments of any nature relating to the authorized and unissued shares of capital stock of CBDS or Merger Co.

2.06           Information.  The information concerning CBDS and Merger Co. set forth in this Agreement and the schedules delivered by CBDS pursuant hereto is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  CBDS and Merger Co. shall cause the schedules delivered by them pursuant hereto and the instruments delivered to Kush hereunder to be updated after the date hereof up to and including the Closing Date.

2.07           Absence of Certain Changes or Events.  Except as set forth in this Agreement or the schedules hereto, since March 31, 2014:

(a)           There has not been (i) any adverse change in the business, operations, properties, level of inventory, assets, or condition of CBDS or (ii) any damage, destruction, or loss to CBDS (whether or not covered by insurance) adversely affecting the business, operations, properties, assets, or condition of CBDS;

(b)           Neither CBDS nor Merger Co. has (i) amended its articles of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of CBDS or Merger, as applicable; (iv) made any change in its method of management, operation, or accounting; (v)

entered into any other material transactions other than those contemplated by this Agreement; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination payment to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees; or (viii) established any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

(c)           Neither CBDS nor Merger Co. has (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent CBDS balance sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its  assets, properties, or rights or canceled, or agreed to cancel, any debts or claims; (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of CBDS; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

(d)           To the best knowledge of CBDS and Merger Co., neither of such corporations has become subject to any law or regulation which materially and adversely affects, or in the future would be reasonably expected to adversely affect, the business, operations, properties, assets, or condition of CBDS or Merger Co., as applicable.

2.08           Title and Related Matters.  Except as provided herein or disclosed in the CBDS balance sheet and the notes thereto, CBDS has good and marketable title to all of its properties, inventory, interests in properties, and assets, which are reflected in the most recent CBDS balance sheet or acquired after that date (except properties, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges, or encumbrances, except (i) statutory liens or claims not yet delinquent; and (ii) such imperfections of title and easements as do not, and will not, materially detract from, or interfere with, the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties.  Merger Co. does not own any properties or other assets.

2.09           Litigation and Proceedings.  There are no actions, suits, or administrative or other proceedings pending or threatened by or against CBDS or Merger Co. or adversely affecting CBDS or Merger Co. or their respective properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  There is no default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

2.10           Contracts.  Except as included or described in Schedule 2.10:

(a)           There are no material contracts, agreements, franchises, license agreements, or other commitments to which CBDS is a party by which it or any of the properties of CBDS are bound;

(b)           All contracts, agreements, franchises, license agreements, and other commitments to which CBDS is a party or by which its properties are bound and which are material to the operations or financial condition of CBDS are valid and enforceable by CBDS in all material respects;

(c)           CBDS is not a party to or bound by, and its properties are not subject to, any material contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, or in the future may (as far as CBDS can now foresee) materially and adversely affect, the business, operations, properties, assets, or condition of CBDS; and

(d)           CBDS is not a party to any oral or written (i) contract for the employment of any officer, director, or employee which is not terminable on 30 days (or less) notice;  (ii) profit-sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement, or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guarantee of any obligation, other than one on which CBDS is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guarantees of obligations, which, in the aggregate do not exceed $5,000; (v) consulting or other similar contract with an unexpired term of more than one year or providing for payments in excess of $5,000 in the aggregate; (vi) collective bargaining agreement; (vii) agreement with any present or former officer or director of CBDS or any subsidiary; or (viii) contract, agreement, or other commitment involving payments by it of more than $5,000 in the aggregate.

(e)           Merger Co. is not a party to any contract or agreement except this Agreement and the Plan of Merger to be entered into in connection herewith.

2.11           Material Contract Defaults.  CBDS is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of CBDS, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which CBDS has not taken adequate steps to prevent such a default from occurring.

2.12           Intellectual Property.  Except as disclosed on CBDS Disclosure Schedule 2.12:
(a)           All of the CBDS’s material Intellectual Property is either licensed or owned by CBDS, in each case free and clear of all liens other than any right of any third party as owner or licensor or licensee under a contract affecting such Intellectual Property, with royalties as set forth on CBDS Disclosure Schedule 2.12;

(b)           None of CBDS’s material Intellectual Property is the subject of any pending or, to the knowledge of CBDS, threatened litigation or claim of infringement;

(c)           CBDS has not granted any license, or agreed to pay or receive any royalty in respect of, any Intellectual Property except as set forth on CBDS Disclosure Schedule 2.12;

(d)           No material license or royalty agreement to which CBDS is a party is in breach or default by CBDS or, to the knowledge of CBDS, any other party thereto; and no such license or royalty agreement is or has been the subject of any notice of termination given or threatened in writing by any person;

(e)           CBDS has not received any notice contesting its right to use any Intellectual Property except as set forth on CBDS Disclosure Schedule 2.12;

(f)           CBDS has not granted any license or agreed to pay or receive any royalty in respect of any material Intellectual Property except as set forth on CBDS Disclosure Schedule 2.12; and

(g)           CBDS has not violated the Intellectual Property rights of any third party.

2.13           No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any indenture, mortgage, deed of trust, or other contract, agreement, or instrument to which CBDS or Merger Co. is a party or to which any of their respective properties or operations are subject.

2.14           Compliance With Laws and Regulations.  CBDS and Merger Co. have each complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of CBDS or Merger Co., as applicable, or except to the extent that noncompliance would not result in the occurrence of any material liability for CBDS or Merger Co. To the best knowledge of CBDS and Merger Co., the consummation of the transactions contemplated by this Agreement will comply with all applicable statutes and regulations, subject to the preparation and filing of any forms required by state and federal securities laws.

2.15           Governmental Authorizations.  CBDS and Merger Co. have all licenses, franchises, permits, and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects as conducted on the date of this Agreement.  Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by CBDS and Merger Co. of this Agreement and the consummation by CBDS and Merger Co. of the transactions contemplated hereby.

2.16           Subsidiaries and Predecessors.  CBDS does not own, beneficially or of record, any equity securities in any other entity except for Wild Earth Naturals, Inc., a wholly-owned subsidiary, and Merger Co., a wholly-owned subsidiary formed for the sole purpose of completing the transactions set forth herein.  CBDS does not have a predecessor as that term is defined under generally accepted accounting principles or Regulation S-X promulgated by the Securities and Exchange Commission.

2.17   Insurance.  CBDS carries insurance on its insurable properties in such amounts and with such terms of coverage as is customarily carried by companies operating in the same industry and geographical area.

2.18           Environmental.  CBDS is in compliance in all material respects with all applicable federal, state and local laws and regulations governing the environment, public health and safety and employee health and safety (including all provisions of the Occupational Safety and Health Administration (“OSHA”) and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against CBDS and, to the knowledge of CBDS, no such charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice is pending or has been threatened.

2.19   Employee Relations.  CBDS has complied in respect of its business in all material respects with all applicable laws, rules, and regulations that relate to prices, wages, hours, harassment, disabled access, and discrimination in employment and collective bargaining and to the operation of its business and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.  CBDS has no outstanding liabilities or obligations with respect to any employee benefit or retirement plan. CBDS believes that its relationship with its employees is satisfactory.

2.20   Officer, Director and Promoter’s Information.  During the past five (5) years, neither CBDS, Merger Co., nor any of their respective officers, directors or promoters, has been the subject of:

(a)  a bankruptcy petition filed by or against any business of which CBDS or such other person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(b)  a conviction in a criminal proceeding or a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c)  any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting CBDS or any such other person from involvement in any type of business, securities or banking activities; or

(d) a finding by a court of competent jurisdiction (in a civil action), the SEC, or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

2.21           CBDS Schedules.  CBDS has delivered to Kush the following schedules, which are collectively referred to as the “CBDS Schedules” and which consist of the following separate schedules dated as of the date of execution of this Agreement, all certified by a duly authorized officer of CBDS as complete, true, and accurate:

(a)           A schedule including copies of the articles of incorporation and bylaws of CBDS and Merger Co. as in effect as of the date of this Agreement;

(b)           A schedule containing copies of resolutions adopted by the board of directors of CBDS and the board of directors and sole stockholder of Merger Co., approving this Agreement and the transactions herein contemplated;

(c)           A schedule setting forth CBDS’s annual report on Form 10-K for the year ended December 31, 2013 and its quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2014, which reports include the financial statements required pursuant to Section 2.04(b) hereof; and

(d)           A schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the CBDS Schedules by Sections 2.01 through 2.20.

ARTICLE III
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF KUSH

Kush represents and warrants to CBDS that all of the statements contained in this Article III are true as of the date of this Agreement (or, if made as of a specified date, as of such date) except, in each case, as (a) set forth in the Kush Disclosure Schedules attached to this Agreement (the “Kush Disclosure Schedules”); or (b) as otherwise provided in this Agreement.  For purposes of the representations and warranties of Kush contained in this Article III, disclosure in any section of the Kush Disclosure Schedules of any facts or circumstances shall be deemed to be an adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by Kush calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties, if it is reasonably apparent on the face of the Kush Disclosure Schedules that such disclosure is applicable.  The inclusion of any information in any section of the Kush Disclosure Schedules by Kush shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

3.01           Organization.  Kush is, and will be on the Closing Date, a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has and will have the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Kush’s articles of incorporation or bylaws, or other material agreement to which it is a party or by which it is bound.

3.02           Due Authorization.  Kush has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Kush of this Agreement have been duly and validly approved and authorized by the board of directors and stockholders of Kush and no other actions or proceedings on the part of Kush are necessary to authorize this Agreement, and the transactions contemplated hereby.  This Agreement constitutes the legal, valid and binding obligation of Kush, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other laws from time to time in effect which affect creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.03           Capitalization.  The authorized capitalization of Kush consists of 1,000,000,000 shares of common stock, par value $0.00001, of which 144,188,849 shares are issued and outstanding. All issued and outstanding shares of Kush are legally issued, fully paid, and nonassessable and not issued in violation of the preemptive or other right of any person.  There are no dividends or other payments or distributions due or payable with respect to any of the shares of capital stock of Kush.

3.04           Financial Statements.

(a)           Included in Schedule 3.04 are the audited balance sheet of Kush as of December 31, 2013, and the related audited statements of operations, cash flows and stockholders’ equity for the period from inception on January 24, 2013 through December 31, 2013, together with the notes thereto and the report of John Scrudato, CPA, with respect thereto.  Also included in Schedule 3.04 are the unaudited balance sheet of Kush as of March 31, 2014, and the related unaudited statements of operations, cash flows and stockholders’ equity for the three months ended March 31, 2014, together with the notes thereto and the review report of John Scrudato, CPA with respect thereto.

(b)           The financial statements of Kush delivered pursuant to Section 3.04(a) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved as explained in the notes to such financial statements.  The financial statements of Kush present fairly in all material aspects, as of their respective dates, the financial condition of Kush.  Kush did not, as of the date of any such balance sheets, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in any financial statements or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein present fairly the assets of Kush, in accordance with generally accepted accounting principles.  The statements of revenue and expenses and cash flows present fairly the financial position and results of operations of Kush as of their respective dates and for the respective periods covered thereby.

(c)           Kush was incorporated on January 24, 2013 and has filed all tax returns required to be filed to date.  Kush has no material liabilities with respect to the payment of any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties) accrued for or applicable to the period ended on the date of the balance sheets of Kush, except to the extent reflected on such balance sheet and adequately provided for therein, which are not yet due and payable.  Kush has not made any election pursuant to the provisions of any applicable tax laws (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have a material adverse effect on Kush, its financial condition, its business as presently conducted or proposed to be conducted, or any of its properties or material assets.  No income tax returns of Kush have been examined or are currently being examined by the Internal Revenue Service and no deficiency assessment or proposed adjustment of any such return is pending, proposed or contemplated.  There are no tax liens upon any of the assets of Kush.  There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Kush.

(d)           The books and records, financial and otherwise, of Kush are in all material respects complete and correct and are maintained in accordance with sound business and bookkeeping practices so as to accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the assets of Kush.  Kush maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions have been and are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

3.05           Outstanding Warrants and Options.  Kush does not have any outstanding stock options, warrants, calls, or commitments of any nature relating to the authorized and unissued shares of capital stock of Kush.

3.06           Information.  The information concerning Kush set forth in this Agreement and in the schedules delivered by Kush pursuant hereto is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  Kush shall cause the schedules delivered by Kush pursuant hereto to CBDS hereunder to be updated after the date hereof up to and including the Closing Date.

3.07           Absence of Certain Changes or Events.  Except as set forth in this Agreement and the Kush Schedules, since March 31, 2014:

(a)           There has not been (i) any  adverse change in the business, operations, properties, level of inventory, assets, or condition of Kush or (ii) any damage, destruction, or loss to Kush (whether or not covered by insurance) adversely affecting the business, operations, properties, assets, or condition of Kush;

(b)           Kush has not (i) amended its articles of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to its stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary and material considering the business of Kush; (iv) made any material change in its method of accounting; (v) entered into any other material transactions other than those contemplated by this Agreement; (vi) made any material accrual or material arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees; or (viii) established any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

(c)           Kush has not (i) granted or agreed to grant any options, warrants, or other rights for its shares, bonds, or other securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Kush balance sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its material assets, properties, or rights, or agreed to cancel, any material debts or claims; (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Kush; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other company securities including debentures (whether authorized and unissued or held as treasury shares); and

(d)           To the best knowledge of Kush, it has not become subject to any law or regulation which materially and adversely affects, or in the future would be reasonably expected to adversely affect, the business, operations, properties, assets, or condition of Kush.

3.08           Title and Related Matters.  Except as provided herein or disclosed in the Kush balance sheet and the notes thereto, Kush has good and marketable title to all of its properties, inventory, interests in properties, and assets, which are reflected in the most recent Kush balance sheet or acquired after that date (except properties, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges, or encumbrances, except (i) statutory liens or claims not yet delinquent; and (ii) such imperfections of title and easements as do not, and will not, materially detract from, or interfere with, the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties.

3.09           Litigation and Proceedings. There are no material actions, suits, or proceedings pending or, to the knowledge of Kush, threatened by or against Kush or adversely affecting Kush or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  There is no default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

3.10           Contracts.  Except as included or described in Schedule 3.10:

(a)           There are no material contracts, agreements, franchises, license agreements, or other commitments to which Kush is a party by which it or any of the properties of Kush are bound;

(b)           All contracts, agreements, franchises, license agreements, and other commitments to which Kush is a party or by which its properties are bound and which are material to the operations or financial condition of Kush are valid and enforceable by Kush in all material respects;

(c)           Kush is not a party to or bound by, and its properties are not subject to, any material contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, or in the future may (as far as Kush can now foresee) materially and adversely affect, the business, operations, properties, assets, or condition of Kush; and

(d)           Kush is not a party to any oral or written (i) contract for the employment of any officer, director, or employee which is not terminable on 30 days (or less) notice;  (ii)  profit-sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement, or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guarantee of any obligation, other than one on which Kush is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guarantees of obligations, which, in the aggregate do not exceed $5,000; (v) consulting or other similar contract with an unexpired term of more than one year or providing for payments in excess of $5,000 in the aggregate;  (vi) collective bargaining agreement; (vii) agreement with any present or former officer or director of Kush or any subsidiary; or (viii) contract, agreement, or other commitment involving payments by it of more than $5,000 in the aggregate.

3.11           Material Contract Defaults.  Kush is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of Kush, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Kush has not taken adequate steps to prevent such a default from occurring.

3.12           Intellectual Property.  Except as disclosed on Kush Disclosure Schedule 3.12:

(a)           All of Kush’s material Intellectual Property is either licensed or owned by Kush, in each case free and clear of all liens other than any right of any third party as owner or licensor or licensee under a contract affecting such Intellectual Property, with royalties as set forth on Kush Disclosure Schedule 3.12;

(b)           None of Kush’s material Intellectual Property is the subject of any pending or, to the knowledge of Kush, threatened litigation or claim of infringement;

(c)           Kush has not granted any license, or agreed to pay or receive any royalty in respect of, any Intellectual Property except as set forth on Kush Disclosure Schedule 3.12;

(d)           No material license or royalty agreement to which Kush is a party is in breach or default by Kush or, to the knowledge of Kush, any other party thereto; and no such license or royalty agreement is or has been the subject of any notice of termination given or threatened in writing by any person;

(e)           Kush has not received any notice contesting its rights to use any Intellectual Property except as set forth on Kush Disclosure Schedule 3.12;

(f)           Kush has not granted any license or agreed to pay or receive any royalty in respect of any material Intellectual Property except as set forth on Kush Disclosure Schedule 3.12; and

(g)           Kush has not violated the Intellectual Property rights of any third party.

3.13           No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Kush is a party or to which any of its properties or operations are subject.

3.14           Compliance With Laws and Regulations.  Kush has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Kush or except to the extent that noncompliance would not result in the occurrence of any material liability for Kush.  To the best knowledge of Kush, the consummation of the transactions contemplated by this Agreement will comply with all applicable statutes and regulations, subject to the preparation and filing of any forms required by state and federal securities laws.

3.15           Governmental Authorizations.  Kush has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date of this Agreement.  Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Kush of this Agreement and the consummation by Kush of the transactions contemplated hereby.

3.16           Subsidiaries and Predecessors.  Kush does not own, beneficially or of record, any equity securities in any other entity except Kubby Patents and Licenses LLC, a majority owned subsidiary.  Kush does not have a predecessor as that term is defined under generally accepted accounting principles or Regulation S-X promulgated by the Securities and Exchange Commission.

3.17  Insurance.  Kush carries insurance on its insurable properties in such amounts and with such terms of coverage as is customarily carried by companies operating in the same industry and geographical area.

3.18  Environmental.  Kush is in compliance in all material respects with all applicable federal, state and local laws and regulations governing the environment, public health and safety and employee health and safety (including all provisions of the Occupational Safety and Health Administration (“OSHA”) and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against any Kush Entity and, to the Knowledge of Kush, no such charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice is pending or has been threatened.

3.19  Employee Relations.  Kush has complied in respect of its business in all material respects with all applicable laws, rules, and regulations that relate to prices, wages, hours, harassment, disabled access, and discrimination in employment and collective bargaining and to the operation of its business and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.  Kush has no outstanding liabilities or obligations with respect to any employee benefit or retirement plan.  Kush believes that its relationship with its employees is satisfactory.

3.20  Officer and Director Information.  During the past five (5) years, neither Kush, nor any of its respective officers or directors, has been the subject of:

(a)           a bankruptcy petition filed by or against any business of which Kush or such other person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(b)           a conviction in a criminal proceeding or a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c)           any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Kush or any such other person from involvement in any type of business, securities or banking activities; or

(d)           a finding by a court of competent jurisdiction (in a civil action), the SEC, or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

3.21   Kush Schedules.  Kush has delivered to CBDS the following schedules, which are collectively referred to as the “Kush Schedules” and which consist of the following separate schedules dated as of the date of execution of this Agreement, and instruments and CBDS as of such date, all certified by the chief executive officer of Kush as complete, true, and accurate:

(a)           A schedule including copies of Kush’s articles of incorporation and bylaws and all amendments thereto in effect as of the date of this Agreement;

(b)           A schedule containing copies of resolutions adopted by the directors and stockholders of Kush approving this Agreement and the transactions herein contemplated as referred to in Section 3.02;

(c)           A schedule setting forth the financial statements required pursuant to Section 3.04 (a) hereof; and

(d)           A schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Kush Schedules by Sections 3.01 through 3.20.

ARTICLE IV
CONDITIONS PRECEDENT TO OBLIGATIONS OF KUSH

The obligations of Kush under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

4.01           Accuracy of Representations.  The representations and warranties made by CBDS and Merger Co. in this Agreement were true when made and shall be true at the Closing Date with the same force and affect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and CBDS and Merger Co. shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by CBDS and Merger Co. prior to or at the Closing.  Kush shall be furnished with certificates, signed by duly authorized officers of CBDS and Merger Co. and dated the Closing Date, to the foregoing effect.

4.02           Officer’s Certificates.  Kush shall have been furnished with certificates dated the Closing Date and signed by the duly authorized chief executive officer of CBDS and Merger Co. to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of CBDS or Merger Co. threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.  Furthermore, based on certificates of good standing, representations of government agencies, and CBDS’s and Merger Co.’s own documents and information, the certificate shall represent, to the best knowledge of the officers, that:

(a)           This Agreement has been duly approved by CBDS’s and Merger Co.’s boards of directors, and by the sole shareholder of Merger Co.; and this Agreement has been duly executed and delivered in the name and on behalf of CBDS and Merger Co. by their duly authorized officers pursuant to, and in compliance with, authority granted by the boards of directors of CBDS and Merger Co. pursuant to unanimous written consents;

(b)           Except as provided or permitted herein, there have been no material adverse changes in the business or financial condition of CBDS or Merger Co. up to and including the date of the certificate;

(c)           All conditions required by this Agreement to be performed by CBDS or Merger Co. have been met, satisfied, or performed by CBDS and Merger Co., as appropriate;

(d)           All authorizations, consents, approvals, registrations, and/or filings with any governmental body, agency, or court required in connection with the execution and delivery of the documents by CBDS or Merger Co. have been obtained and are in full force and effect or, if not required to have been obtained, will be in full force and effect by such time as may be required; and

(e)           There is no material action, suit, proceeding, inquiry, or investigation at law or in equity by any public board or body pending or threatened against CBDS or Merger Co., wherein an unfavorable decision, ruling, or finding could have an adverse effect on the financial condition of CBDS or Merger Co., the operation of CBDS or Merger Co., or the acquisition and reorganization contemplated herein, or any agreement or instrument by which CBDS or Merger Co. is bound or which in any way contests the existence of CBDS or Merger Co.

4.03           Good Standing.  Kush shall have received a certificate of good standing from the Nevada Secretary of State, dated as of the date within five days prior to the Closing Date, certifying that CBDS and Merger Co. are each in good standing as corporations in the State of Nevada.

4.04           Satisfaction of Special Covenants.  All actions to be taken or performed by CBDS pursuant to Article VI of this Agreement shall have been completed, unless waived by Kush.

4.05           Actions or Proceedings.   No action or proceeding by any governmental authority or other person shall have been instituted or threatened which: (a) is likely to have a material adverse effect on the business or operations of CBDS; or (b) could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

4.06           Other Items.  Kush shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Kush may reasonably request.

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF CBDS

The obligations of CBDS under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

5.01           Accuracy of Representations.  The representations and warranties made by Kush in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and Kush shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Kush prior to or at the Closing.  CBDS shall be furnished with a certificate, signed by a duly authorized officer of Kush and dated the Closing Date, to the foregoing effect.

5.02           Officer’s Certificates.  CBDS shall have been furnished with certificates dated the Closing Date and signed by the duly authorized chief executive officer of Kush to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of Kush, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.  Furthermore, based on certificates of good standing, representations of government agencies, and Kush’s own documents, the certificate shall represent, to the best knowledge of the officer, that:

(a)           This agreement has been duly approved by Kush’s board of directors and stockholders holding a majority of its  issued and outstanding shares of common stock and has been duly executed and delivered in the name and on behalf of Kush by its duly authorized officers pursuant to, and in compliance with, authority granted by the board of directors of Kush pursuant to a unanimous consent;

(b)           Except as provided or permitted herein, there have been no material adverse changes in the business or financial condition of Kush up to and including the date of the certificate;

(c)           All conditions required by this Agreement to be performed by Kush have been met, satisfied, or performed by Kush;

(d)           All authorizations, consents, approvals, registrations, and/or filing with any governmental body, agency, or court required in connection with the execution and delivery of the documents by Kush have been obtained and are in full force and effect or, if not required to have been obtained, will be in full force and effect by such time as may be required; and

(e)           There is no material action, suit, proceeding, inquiry, or investigation at law or in equity by any public board or body pending or threatened against Kush, wherein an unfavorable decision, ruling, or finding would have a material adverse effect on the financial condition of Kush, the operation of Kush, or the acquisition and reorganization contemplated herein, or any material agreement or instrument by which Kush is bound or which in any way contests the existence of Kush.

5.03           Good Standing.  CBDS shall have received a certificate of good standing from the secretary of state of Nevada, dated as of a date with five days prior to the Closing Date, certifying that Kush is in good standing as a corporation in the State of Nevada.

5.04           Satisfaction of Special Covenants.  All actions to be taken or performed by Kush pursuant to Article VI of this Agreement shall have been completed, unless waived by CBDS.

5.05           Actions or Proceedings.   No action or proceeding by any governmental authority or other person shall have been instituted or threatened which: (a) is likely to have a material adverse effect on the business or operations of Kush; or (b) could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

5.06           Other Items.  CBDS shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as CBDS may reasonably request.

ARTICLE VI
SPECIAL COVENANTS

6.01           Access to Properties and Records.  Kush, CBDS, and Merger Co. will afford to the other party’s officers and authorized representatives full access to the properties, books, and records of the other party in order that each party may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Kush, CBDS or Merger Co. and will furnish the other party with such additional financial and other information as to the business and properties of Kush, CBDS or Merger Co. as each party shall from time to time reasonably request.

6.02           Indemnification by Kush.  Kush will indemnify and hold harmless CBDS, Merger Co. and their respective directors and officers, and each person, if any, who controls CBDS or Merger Co. within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the Securities Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of material fact contained in any application or statement filed with a governmental body or arising out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by Kush expressly for use therein. The indemnity agreement contained in this Section 6.02 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of CBDS or Merger Co. and shall survive the consummation of the transactions contemplated by this Agreement for a period of one year.

6.03.           Indemnification by CBDS.  CBDS will indemnify and hold harmless Kush, and its directors and officers, and each person, if any, who controls Kush within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the Securities Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any application or statement filed with a governmental body or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by CBDS expressly for use therein.  The indemnity agreement contained in this Section 6.03 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of Kush and shall survive the consummation of the transactions contemplated by this Agreement for a period of one year.

6.04           The Acquisition of CBDS Common Stock.  CBDS and Kush understand and agree that the consummation of this Agreement including the issuance of the CBDS Common Stock to Kush in exchange for the Kush Shares as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes.  CBDS and Kush agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, among other items, on the circumstances under which such securities are acquired.

(a)           In order to provide documentation for reliance upon the exemptions from the registration and prospectus delivery requirements for such transactions, each shareholder of Kush shall execute and deliver to CBDS an investment representation letter in substantially the same form as that attached hereto as Exhibit “A.”

(b)           In connection with the transaction contemplated by this Agreement, Kush and CBDS shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the states where the shareholders of Kush reside unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

(c)           In order to more fully document reliance on the exemptions as provided herein, Kush, the shareholders of Kush, and CBDS shall execute and deliver to the other, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as CBDS or Kush and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

6.05           Securities Filings.  CBDS shall be responsible for the preparation and filing with the Securities and Exchange Commission of a report on Form D and Kush will be responsible for any and all filings in any jurisdiction where its shareholders reside which would require a filing with a governmental agency as a result of the transactions contemplated by this Agreement.

6.06           Designation of Directors and Officers
.  On the Closing Date, (a) the size of the CBDS board of directors shall be increased from three to five and Steven Kubby and Gary Johnson shall be appointed as directors of CBDS to fill the vacancies created thereby and to serve for a term of one year or until their respective successors have been duly elected and qualified; (b) Steven Kubby shall be appointed as the Chairman of the Board of CBDS; (c) David Tobias shall resign from his positions as President, CEO and Secretary of CBDS, effective immediately, (c) Gary Johnson shall be appointed to serve as President, Chief Executive Officer and Secretary of CBDS, effective immediately.

6.07     Kush Financial Statements.  Prior to Closing, Kush shall cause to be prepared and delivered to CBDS any additional financial statements and information of Kush that is required to be filed by CBDS with the SEC as a result of its acquisition of Kush.  All such financial statements shall be prepared in accordance with the rules and regulations of the SEC.

ARTICLE VII
MISCELLANEOUS

7.01           Brokers.  CBDS and Kush agree that they are not obligated to pay any finders or brokers for bringing the parties together or who were instrumental in the negotiation, execution, or consummation of this Agreement.  CBDS and Kush each agree to indemnify the other against any claim by any third person for any commission, brokerage, or finder’s fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between such party and such third person, whether express or implied, from the actions of such party.

7.02             No Representation Regarding Tax Treatment.  No representation or warranty is being made by any party to any other regarding the treatment of this transaction for federal or state income taxation.  Each party has relied exclusively on its own legal, accounting, and other tax adviser regarding the treatment of this transaction for federal and state income tax purposes.

7.03           Governing Law.  This Agreement shall be governed by, enforced and construed under and in accordance with the laws of the State of Nevada.

7.04           Notices.  All notices, consents, waivers, requests, instructions, or other communications required or permitted hereunder shall be in writing, and shall be deemed to have been duly given if (a) delivered personally (effective upon delivery), (b) sent by a reputable, established international courier service providing confirmation of delivery (effective one business day after being delivered to such courier service), or (c) mailed by certified mail, return receipt requested, postage prepaid (effective three business days after being deposited in the U. S. Mail), addressed as follows (or to such other address as the recipient may have furnished for such purpose pursuant to this Section):

If to Kush:
Steven Kubby
President
Kush
121 Winter Street
Reno, Nevada 89502

with a copy to:

Max E. Miller, Esq.
Max E. Miller, PC
4437 Brookfield Corporate Dr., Suite 205
Chantilly, Virginia 20151

If to CBDS or Merger Co.:
Cannabis Sativa, Inc.
1646 W. Pioneer Blvd., Suite 120
Mesquite, Nevada 89027
Attention:  David Tobias, President

with a copy to:

Mark N. Schneider, Esq.
Mark N. Schneider, A Professional Corp.
5445 S. Highland Drive, Suite C
Salt Lake City, Utah 84117

or such other addresses as shall be furnished in writing by any party in the manner for giving notices, hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered or sent by facsimile or telecopy transmission or other electronic communication, or one day after the date so sent by overnight courier.

7.05           Attorney’s Fees.  In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the nonbreaching party or parties for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

7.06           Schedules; Knowledge.  Whenever in any section of this Agreement reference is made to information set forth in the schedules provided by CBDS or Kush such reference is to information specifically set forth in such schedules and clearly marked to identify the section of this Agreement to which the information relates.  Whenever any representation is made to the “knowledge” of any party, it shall be deemed to be a representation that no officer or director of such party, after reasonable investigation, has any knowledge of such matters.

7.07           Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter hereof.  All previous agreements between the parties, whether written or oral, have been merged into this Agreement.  This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof.  There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

7.08           Survival; Termination.  The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one year from the Closing Date, unless otherwise provided herein.

7.09           Counterparts and Exchanges by Electronic Transmission or Facsimile.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement. At the request of any of the parties, the parties shall confirm electronic or facsimile transmission signatures by signing and delivering an original document.

7.10           Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and such remedies may be enforced concurrently, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

7.11           Public Statements.  Subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), the Parties shall consult with one another, and use reasonable best efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the Merger and in making any filings with any federal or state governmental or regulatory agency or with any securities exchange with respect thereto.

7.12           Expenses.  Except as otherwise expressly provided herein, each party hereto shall bear its own expenses with respect to this Agreement and the transactions contemplated hereby.

7.13           No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective directors, officers, employees, agents and representatives, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

CBDS:                                                                           Kush:

Cannabis Sativa, Inc.                                                 Kush, Inc.
A Nevada corporation                                              A Nevada corporation

By: /s/ David Tobias                                                  By: /s/ Steven Kubby
                David Tobias, President                                                  Steven Kubby, President

Merger Co:

CBDS Merger Corp.
A Nevada corporation

By: /s/ Gary Johnson
                Gary Johnson, President